Exhibit 99.4

FORM 11-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to
Commission file number 1-10312

SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Financial Statements

December 31, 2010, 2009, and 2008

(With Report of Independent Registered Public Accounting Firm Thereon)

FINAL

Report of Independent Registered Public Accounting Firm

The Plan Administrator

Synovus Financial Corp.

  Director Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Director Stock Purchase Plan (the Plan) as of December 31, 2010 and 2009, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2010 and 2009, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

April 22, 2011

SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Statements of Financial Condition

December 31, 2010 and 2009

Assets	2010	2009

Common stock of Synovus Financial Corp., at fair value – 3,341,838 shares (cost $26,460,034) in 2010 and 2,745,795 shares (cost $28,846,841) in 2009	$8,822,452	5,628,881
Dividends receivable	33,439	27,480

	$8,855,891	5,656,361

Plan Equity

Plan equity (490 and 525 participants in 2010 and 2009, respectively)	$8,855,891	5,656,361

See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Statements of Operations and Changes in Plan Equity

Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Investment income (loss):
Dividend income	$128,963	96,572	862,594
Realized loss on distributions/withdrawals to participants (note 7)	(3,995,520)	(2,424,555)	(1,078,302)
Unrealized appreciation (depreciation) of common stock of Synovus Financial Corp. (note 6)	5,580,376	(10,957,508)	(26,744,645)

Total investment income (loss)	1,713,819	(13,285,491)	(26,960,353)

Contributions (note 5):
Participants	1,984,683	2,162,468	2,433,362
Synovus Financial Corp. and participating subsidiaries and divisions	992,342	1,081,234	1,216,682

Total contributions	2,977,025	3,243,702	3,650,044

Withdrawals by participants – common stock of Synovus Financial Corp., at fair value (623,928 shares in 2010, 266,196 shares in 2009, and 211,257 shares in 2008) (note 7)	(1,491,314)	(970,436)	(2,110,596)

Increase (decrease) in plan equity	3,199,530	(11,012,225)	(25,420,905)

Plan equity at beginning of year	5,656,361	16,668,586	42,089,491

Plan equity at end of year	$8,855,891	5,656,361	16,668,586

See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

(1)	Description of the Plan

The Synovus Financial Corp. Director Stock Purchase Plan (the Plan) was implemented as of January 1, 1985. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ directors to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and by Synovus and its participating subsidiaries and divisions (the Participating Employers).

Synovus serves as the Plan Administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Any person who currently serves or in the future is elected to serve as a member, advisory member, or emeritus member of the board of directors of any of the Participating Employers is eligible to participate in the Plan. Participants may contribute to the Plan only through automatic transfers of contributions from their designated demand deposit accounts. Contributions by directors of participating subsidiaries may not exceed $1,000 per calendar quarter. Contributions by directors of Synovus may not exceed $5,000 per calendar quarter. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan maintains an account balance for each participant equal to the number of shares of Synovus common stock purchased on his/her behalf, plus related investment income or loss. Each participant has the rights and powers of ordinary Synovus shareholders over the shares of common stock held for his or her benefit in the Plan, including the right to vote his or her shares. Each participant will receive cash dividends, stock dividends, stock splits and similar changes in ownership for the shares held in the Plan to the same extent as other ordinary Synovus shareholders.

The Plan provides that each participant may withdraw at any time all or part of the full number of shares in his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of Synovus common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held on his or her behalf by the Agent.

Participation in the Plan shall automatically terminate upon termination of a participant’s status as a director whether by death, retirement, resignation, or otherwise.

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SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

Synovus reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or the Participating Employers prior to the date of such amendment or termination, except as disclosed in Note 8.

Synovus reserves the right to suspend Participating Employer contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.

(2)	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

The Plan’s investment in Synovus common stock is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such securities are traded. The December 31, 2010 and 2009 fair values were $2.64 per share and $2.05 per share, respectively.

The Plan’s investment in the common stock of Synovus is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The realized gain or loss on distributions to participants is determined by computing the difference between the average cost per share and the fair value per share at the date of the distribution to the participants, less transaction costs.

Purchases and sales of Synovus common stock are reflected on a trade-date basis. Dividend income is accrued on the record date.

Contributions by participants and Participating Employers are accounted for on the accrual basis. Withdrawals are accounted for upon distribution. At December 31, 2010 and 2009, Plan investments include 19 shares held by one terminated director and 7,533 shares held by three terminated directors, respectively, who have not yet requested distribution in accordance with the terms of the Plan.

(3)	Fair Value Measurements

The Plan determines the fair value of its assets consistent with the provisions of the accounting standard for fair value measurements and disclosures. The accounting standard provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy under the accounting standard are described below:

Level 1 – inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access.

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SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

Level 2 – inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s investment in Synovus common stock is considered a Level 1 input under the fair value hierarchy.

Management of the Plan also believes that the carrying amount of the receivables is a reasonable approximation of fair value due to their short-term nature.

(4)	Tax Status of the Plan

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by the Participating Employer. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

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SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

(5)	Contributions

Contributions by Participating Employers and by participants are as follows:

	2010		2009		2008
Participating employers	Participating Employers	Participants	Participating Employers	Participants	Participating Employers	Participants

Synovus Financial Corp.	$110,000	220,000	78,750	157,500	226,250	452,500
Columbus Bank and Trust Company	123,000	246,000	127,556	255,111	77,222	154,444
Commercial Bank and Trust Company of Troup County	17,833	35,667	27,500	55,000	33,333	66,667
Commercial Bank of Thomasville	24,500	49,000	26,000	52,000	26,000	52,000
SB&T	54,667	109,333	56,722	113,444	44,667	89,333
Sumter Bank and Trust Company	—	—	—	—	18,000	36,000
The Coastal Bank of Georgia	28,333	56,667	35,889	71,778	38,789	77,578
First State Bank and Trust Company	30,333	60,667	30,667	61,333	30,667	61,333
Cohutta Banking Company	14,000	28,000	14,000	28,000	19,167	38,333
Bank of Coweta	17,000	34,000	20,000	40,000	18,667	37,333
First Community Bank of Tifton	19,667	39,333	20,000	40,000	20,000	40,000
Community Bank & Trust of Southeast Alabama	17,333	34,667	16,000	32,000	17,500	35,000
CB&T of Middle Georgia	30,000	60,000	34,000	68,000	42,667	85,333
First Coast Community Bank	8,833	17,667	11,833	23,667	16,000	32,000
CB&T of East Alabama	13,111	26,221	12,111	24,221	12,444	24,888
Sea Island Bank	30,667	61,333	32,500	65,000	34,000	68,000
Citizens First Bank	21,167	42,333	32,167	64,333	23,833	47,667
AFB&T	35,158	70,317	32,875	65,750	25,478	50,956
Coastal Bank and Trust of Florida	36,167	72,333	45,500	91,000	53,833	107,667
First Commercial Bank (Birmingham)	24,000	48,000	34,000	68,000	24,833	49,667
The Bank of Tuscaloosa	42,000	84,000	44,667	89,333	46,000	92,000
Sterling Bank	20,000	40,000	20,000	40,000	20,000	40,000
First Bank of Jasper	16,667	33,334	18,333	36,667	18,833	37,667
First Commercial Bank of Huntsville	20,000	40,000	18,667	37,333	18,167	36,333
Tallahassee State Bank	13,333	26,667	14,278	28,556	17,667	35,333
NBSC	32,167	64,333	56,167	112,333	38,333	76,667
Bank of North Georgia	98,852	197,703	115,722	231,444	134,055	268,111
Georgia Bank and Trust	11,444	22,889	12,833	25,667	15,167	30,333
The Bank of Nashville	15,778	31,556	15,000	30,000	16,000	32,000
Trust One Bank	12,667	25,333	13,333	26,667	17,444	34,889
Synovus Bank of Jacksonville	17,665	35,330	20,332	40,664	21,999	43,997
Synovus Bank	36,000	72,000	43,832	87,667	49,667	99,333

Total contributions	$992,342	1,984,683	1,081,234	2,162,468	1,216,682	2,433,362

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SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

(6)	Unrealized Appreciation (Depreciation) in Common Stock of Synovus Financial Corp.

Changes in unrealized appreciation (depreciation) in Synovus common stock are as follows:

	2010	2009	2008

Unrealized appreciation (depreciation) at end of year	$(17,637,584)	(23,217,960)	(12,260,452)
Unrealized appreciation (depreciation) at beginning of year	(23,217,960)	(12,260,452)	14,484,193

Unrealized appreciation (depreciation) for the year	$5,580,376	(10,957,508)	(26,744,645)

(7)	Realized Loss on Withdrawal/Distributions to Participants

The realized loss on withdrawal/distributions to participants is summarized as follows:

	2010	2009	2008
Fair value at date of distribution or redemption of shares of Synovus common stock	$1,491,314	970,436	2,110,596
Less cost (computed on an average cost basis) of shares of Synovus common stock distributed or redeemed	5,486,834	3,394,991	3,188,898

Total realized loss	$(3,995,520)	(2,424,555)	(1,078,302)

(8)	Subsequent Events

On February 16, 2011, Synovus’ Board of Directors adopted the Synovus Financial Corp. 2011 Director Stock Purchase Plan, (2011 DSPP), which, if approved by Synovus’ shareholders, will be effective as of June 1, 2011. Once the 2011 DSPP becomes effective, the existing Plan will terminate.

The material differences between the 2011 DSPP and the existing Plan are as follows:

The 2011 DSPP authorizes Synovus’ Board of Directors to set the matching contribution percentage under the plan within a range of 0% to 50% of each eligible employee’s payroll deductions versus a fixed matching contribution of 50% of each eligible employee’s payroll deductions under the existing Plan. While Synovus expects the Board to maintain the matching contribution percentage at the 50% level at this time, the 2011 DSPP provides flexibility to allow the Board, if circumstances warrant, to reduce the matching contribution without further amendments to the 2011 DSPP.

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SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

Purchases under the 2011 DSPP will be made on a quarterly basis, instead of a bi-weekly basis (after each payroll). If the 2011 DSPP is approved by Synovus’ shareholders, Synovus expects that the first quarterly purchase under the DSPP will be made on or about October 1, 2011.

The 2011 DSPP caps the amount of annual compensation that may be taken into account for any purpose under the 2011 DSPP at $250,000, while the existing Plan has no cap on the amount of compensation, and thus no cap on the number of shares that could be purchased by an eligible employee under the existing Plan.

The 2011 DSPP requires that Synovus shares purchased under the 2011 DSPP must be held for six months, which is not required under the existing Plan. During this six month holding period, the shares cannot be sold, transferred, assigned, pledged, or otherwise disposed of in any manner. The Board believes that this holding period better aligns the DSPP with its objective of aligning the long-term interests of Synovus employees with those of Synovus shareholders.

Management intends to transfer the assets and all participant accounts of the existing Plan to the 2011 DSPP as of the effective date of the 2011 DSPP.

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